                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                                WYLE ELECTRONICS
                                       AT

                              $50.00 NET PER SHARE
                                       BY

                              EBV ELECTRONICS INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                RAAB KARCHER AG

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES (AS DEFINED BELOW) WHICH WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER SHALL HAVE EXPIRED OR BEEN TERMINATED. SEE SECTION 14.

     IN THE EVENT THAT MORE THAN 50% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN BUT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS ARE ACQUIRED BY PURCHASER PURSUANT TO THE OFFER AND THE STOCK OPTION DESCRIBED BELOW, PURCHASER WILL WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO 6,102,321 SHARES OR SUCH GREATER OR LESSER NUMBER OF SHARES AS EQUALS 49.9% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (IT BEING UNDERSTOOD THAT PURCHASER SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER).
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's shares of Common Stock, without par value (the "Common Stock"), of Wyle Electronics and the associated preferred stock purchase rights (together with the Common Stock, the "Shares") should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

July 9, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
  INTRODUCTION.........................................................................    1
      1.  Terms of the Offer; Proration in Certain Circumstances; Expiration Date......    3
      2.  Acceptance for Payment and Payment for Shares................................    5
      3.  Procedures for Accepting the Offer and Tendering Shares......................    6
      4.  Withdrawal Rights............................................................    8
      5.  Certain Federal Income Tax Consequences......................................    9
      6.  Price Range of Shares; Dividends.............................................   10
      7.  Certain Information Concerning the Company...................................   10
      8.  Certain Information Concerning Purchaser, Parent and VEBA....................   13
      9.  Financing of the Offer and the Merger........................................   17
     10.  Background of the Offer; Contacts with the Company; the Merger Agreement, the
          Stock Option Agreement and the Rights Agreement..............................   17
     11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger...   30
     12.  Dividends and Distributions..................................................   32
     13.  Effect of the Offer on the Market for the Shares, Exchange Listing and
          Exchange Act Registration....................................................   33
     14.  Certain Conditions of the Offer..............................................   34
     15.  Certain Legal Matters and Regulatory Approvals...............................   35
     16.  Fees and Expenses............................................................   38
     17.  Miscellaneous................................................................   38
  Schedule I. Directors and Executive Officers of VEBA and Purchaser...................  I-1

To the Holders of Common Stock of
Wyle Electronics:

                                  INTRODUCTION

     EBV Electronics Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Raab Karcher AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), hereby offers to purchase all outstanding shares of common stock, without par value (the "Common Stock"), of Wyle Electronics, a California corporation (the "Company"), and the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $50.00 per Share (such amount or any greater amount per Share paid pursuant to the Offer (as defined below), being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). Parent is a wholly owned subsidiary of VEBA AG, a corporation organized under the laws of the Federal Republic of Germany ("VEBA"). Until the Distribution Date (as defined in the Rights Agreement (as defined below)), the Rights will be evidenced by and trade with the certificates evidencing shares of the Common Stock.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Goldman, Sachs & Co. ("Goldman Sachs"), who are acting as Dealer Managers for the Offer (in such capacity, the "Dealer Managers"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER SHALL HAVE EXPIRED OR BEEN TERMINATED.

     IN THE EVENT THAT MORE THAN 50% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, BUT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS ARE ACQUIRED BY PURCHASER PURSUANT TO THE OFFER AND THE STOCK OPTION DESCRIBED BELOW, PURCHASER WILL WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO 6,102,321 SHARES OR SUCH GREATER OR LESSER NUMBER OF SHARES AS EQUALS 49.9% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (IT BEING UNDERSTOOD THAT PURCHASER SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER).

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 3, 1997 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the California Corporations Code ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or by any subsidiary of the Company and each Share that is owned by Parent, Purchaser or any other subsidiary of Parent, and other than Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under California Law) will be cancelled and converted automatically into the right to receive $50.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in
Section 10.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by the requisite vote, if any, of the shareholders of the Company. See Section 11. Under California Law, if Purchaser acquires, pursuant to the Offer, the Stock Option or otherwise, at least 90% of the Shares then outstanding, Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders.

     If, however, Purchaser does not acquire at least 90% of the then outstanding Shares on a fully diluted basis pursuant to the Offer, the Stock Option or otherwise and Purchaser instead waives the Minimum Condition and amends the Offer to reduce the number of Shares subject to the Offer to 49.9% of the Shares then outstanding, Purchaser would own upon consummation of the Offer 49.9% of the Shares then outstanding and would thereafter solicit the approval of the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger. See Section 11.

     Under California Law, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, simultaneously with entering into the Merger Agreement, and as an inducement to Parent and Purchaser to enter into the Merger Agreement, the Company entered into a Stock Option Agreement with Parent and Purchaser, dated as of July 3, 1997 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, the Company granted to Purchaser an irrevocable option (the "Stock Option") to purchase up to the number of Shares (the "Option Shares") that, when added to the number of Shares owned by Purchaser and its affiliates following the consummation of the Offer, would constitute 90% of the Shares then outstanding on a fully diluted basis (assuming the issuance of the Option Shares) at a cash purchase price per Option Share equal to $50.00 (the "Purchase Price"), subject to the terms and conditions set forth in the Stock Option Agreement, including, without limitation, (i) that Purchaser shall have accepted for payment Shares constituting more than 50% of the Shares then outstanding and (ii) that the number of Shares to be issued thereunder shall not exceed the number of authorized shares available for issuance.

     If the Stock Option is exercised by Purchaser (resulting in Purchaser acquiring 90% or more of the outstanding Shares), Parent will be able to effect a short-form merger under California Law, subject to the terms and conditions of the Merger Agreement. Purchaser currently intends to effect a short-form merger if it is able to do so.

     The Merger Agreement provides that, promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate up to such number of directors, rounded down to the nearest whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that the aggregate number of Shares beneficially owned by Purchaser bears to the total number of Shares then outstanding (on a fully diluted basis); provided, however, that Purchaser will be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if Purchaser purchases 90% or more of the outstanding Shares pursuant to the Offer. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be so appointed or elected to the Board, with Purchaser's designees being allocated as evenly as possible among the classes of directors. In addition, the Company agreed that, until the Effective Time, the Board shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company.

     The Company has advised Purchaser that as of June 30, 1997, 12,229,100 Shares were issued and outstanding and 893,985 Shares were reserved for issuance pursuant to outstanding stock options granted by the Company to employees and directors ("Existing Stock Options"). As provided in the Merger Agreement, Existing Stock Options will be cancelled in exchange for a cash payment immediately prior to the consummation of the Offer. See Section 11. As a result, as of June 30, 1997, the Minimum Condition would be satisfied if Purchaser acquired 11,810,777 Shares (11,006,190 Shares assuming all Existing Stock Options are cancelled prior to the consummation of the Offer). 6,114,550 Shares would constitute 50% of the Shares issued and outstanding (assuming no Existing Stock Options are exercised on or prior to such date).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; PRORATION IN CERTAIN CIRCUMSTANCES; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, August 5, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     In the event Purchaser amends the Offer as described above such that Purchaser offers to purchase the Revised Minimum Number of Shares, such decrease in the number of Shares being sought will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. Upon the terms and subject to the conditions of such amended Offer, if more than the Revised Minimum Number of Shares shall be validly tendered and not withdrawn prior to the Expiration Date, the Shares so tendered shall be purchased as provided in Section 2 on a pro rata basis (adjusted to avoid the purchase of fractional shares). Because of the difficulty of determining the precise number of Shares properly tendered, Purchaser does not expect to be able to announce the final proration factor until approximately five New York Stock Exchange, Inc.

("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 prior to the Expiration Date and (iii) to delay, terminate or waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) modify or add conditions to the Offer in addition to those set forth in Section 14, (iv) except as provided in the Merger Agreement, extend the term of the Offer, (v) change the form of consideration payable in the Offer or (vi) make any other modifications that are otherwise materially adverse to holders of Shares. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the latest to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the HSR Act or any applicable foreign competition and antitrust statutes and regulations and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Notwithstanding the immediately preceding sentence and subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal.

     VEBA intends to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer on or about July 17, 1997. Assuming such filing is made on such date, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on August 1, 1997. If Purchaser acquires 50% or more of the Shares then outstanding in the Offer, no separate waiting period will apply to the subsequent purchase of Shares pursuant to the Stock Option Agreement. Prior to the expiration or termination of any such waiting period, the FTC or the Antitrust Division may extend any such waiting period by requesting additional information from VEBA or the Company with respect to the Offer or the Stock Option Agreement. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by VEBA or the Company with such a request. Thereafter, the FTC or Antitrust Division must obtain a court order to prevent Purchaser from consummating the acquisition of Shares pursuant to the Offer. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. VEBA intends to request early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered or accepted for purchase as provided in this Section 2, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-5 promulgated under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, VEBA, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 3,
1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 6, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, VEBA, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the Effective Time, as the case may be.

     Legislative proposals have been under consideration that would reduce the rate of federal income taxation of certain capital gains. Such legislation, if enacted, might apply only to gain realized on sales occurring after a date specified in the legislation. It cannot be predicted whether any such legislation ultimately will be enacted and, if enacted, what its effective date will be.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service:

                                                                      HIGH         LOW
                                                                     -------     -------
    1995:

      First Quarter................................................  $ 24.50     $ 19.38
      Second Quarter...............................................    29.25       23.00
      Third Quarter................................................    45.38       27.38
      Fourth Quarter...............................................    46.50       33.50

    1996:

      First Quarter................................................  $ 35.88     $ 27.38
      Second Quarter...............................................    44.75       32.88
      Third Quarter................................................    34.25       28.00
      Fourth Quarter...............................................    39.50       29.38

    1997:

      First Quarter................................................  $ 42.13     $ 32.25
      Second Quarter...............................................    38.50     $ 32.25
      Third Quarter (through July 8, 1997).........................    49.88     $ 37.00

     On July 2, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $42.81. On July 8, 1997, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $49.56.

     The Company has declared and paid dividends of $0.08 per Share for each quarter since the first quarter of 1996. Prior to the first quarter of 1996, and for each other quarter referenced above, the Company declared and paid dividends of $0.07 per Share.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, Parent nor VEBA assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or VEBA.

     General. The Company is a California corporation with its principal executive offices located at 15370 Barranca Parkway, Irvine, California 92618. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K"), the Company is an international electronics distributor marketing semiconductors and computer products, as well as providing value-added services. According to the Form 10-K, these services include complex materials management systems and engineering design for application-specific integrated circuits, including field programmable logic devices.

     Historical Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Form 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997

(the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                                WYLE ELECTRONICS

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENTS OF INCOME:

                                                 THREE MONTHS ENDED
                                                ---------------------        YEAR ENDED DECEMBER 31,
                                                MARCH 31,   MARCH 31,   ----------------------------------
                                                  1997        1996         1996         1995        1994
                                                ---------   ---------   ----------   ----------   --------
                                                     (UNAUDITED)
Net sales.....................................  $ 322,140   $ 326,506   $1,244,504   $1,077,467   $792,309
                                                 --------    --------   ----------   ----------   --------
Costs and expenses
  Cost of sales...............................    270,129     268,620    1,020,796      890,693    663,741
  Selling and administrative expenses.........     37,890      37,589      150,287      124,603    103,253
  Special charge..............................         --          --           --           --      1,900
  Interest expense, net.......................      1,901       1,934        7,623        3,315      1,289
  Miscellaneous, net..........................       (499)       (101)        (673)      (1,193)      (604)
                                                 --------    --------   ----------   ----------   --------
                                                  309,421     308,042    1,178,033    1,017,418    769,579
                                                 --------    --------   ----------   ----------   --------
Income from continuing operations before
  income taxes................................     12,719      18,464       66,471       60,049     22,730
  Income taxes................................      4,922       7,461       26,256       23,839      8,750
                                                 --------    --------   ----------   ----------   --------
Income from continuing operations.............      7,797      11,003       40,215       36,210     13,980
Discontinued operations
  Income from operations, net of taxes........         --          --           --           --      1,418
  Loss on sale, net of taxes..................         --          --           --           --    (15,779)
                                                 --------    --------   ----------   ----------   --------
Net income (loss).............................  $   7,797   $  11,003   $   40,215   $   36,210   $   (381)
                                                 ========    ========   ==========   ==========   ========
Income (loss) per share
  Income from continuing operations...........  $     .61   $     .86   $     3.12   $     2.86   $   1.13
                                                 ========    ========   ==========   ==========   ========
  Discontinued operations
    Income from operations, net of taxes......  $      --   $      --   $       --   $       --   $    .11
                                                 ========    ========   ==========   ==========   ========
    Loss on sale, net of taxes................  $      --   $      --   $       --   $       --   $  (1.27)
                                                 ========    ========   ==========   ==========   ========
Net income (loss).............................  $     .61   $     .86   $     3.12   $     2.86   $   (.03)
                                                 ========    ========   ==========   ==========   ========
Average common and common equivalent shares...     12,853      12,841       12,893       12,664     12,425
                                                 ========    ========   ==========   ==========   ========

BALANCE SHEET DATA:

                                                                                      AT DECEMBER 31,
                                                                                   ---------------------
                                                                                     1996         1995
                                                                  AT MARCH 31,     --------     --------
                                                                      1997
                                                                  ------------
                                                                  (UNAUDITED)
Current assets
  Cash and cash equivalents.....................................    $ 12,036       $ 13,857     $ 15,694
  Receivables (less allowances of $8,650, $8,487 and $6,423,
    respectively)...............................................     196,124        174,530      159,829
  Inventories...................................................     256,478        216,544      203,413
  Prepaid expenses and deferred tax assets......................       9,325          8,563        7,295
                                                                  ------------     --------     --------
  Total current assets..........................................     473,963        413,494      386,231
                                                                  ------------     --------     --------
Property, plant & equipment
  Land..........................................................          --            862          862
  Buildings and improvements....................................          --         24,480       22,394
  Machinery and equipment.......................................          --         39,821       29,581
                                                                  ------------     --------     --------
                                                                      69,130         65,163       52,837
  Less accumulated depreciation and amortization................      29,480         27,324       18,508
                                                                  ------------     --------     --------
                                                                      39,650         37,839       34,329
                                                                  ------------     --------     --------
Goodwill, net of amortization...................................      28,049         28,236          241
                                                                  ------------     --------     --------
Other assets and deferred tax assets............................      27,600         26,683       18,543
                                                                  ------------     --------     --------
         Total assets...........................................    $569,262       $506,252     $439,344
                                                                  ==========       ========     ========

Liabilities and Shareholders' Equity
Current liabilities
  Current maturities of long-term debt..........................    $    208       $    575     $  3,000
  Accounts payable..............................................     140,752         93,111       97,697
  Accrued expenses..............................................      46,232         39,465       30,032
                                                                  ------------     --------     --------
  Total current liabilities.....................................     187,192        133,151      130,729
                                                                  ------------     --------     --------
Long-term debt, less current maturities.........................     130,144        111,845       87,600
                                                                  ------------     --------     --------
Other liabilities...............................................      24,986         25,111       25,345
                                                                  ------------     --------     --------

Commitments and contingencies

Shareholders' equity
  Common stock, 25,000,000 shares authorized (shares
    outstanding: March 31, 1997 -- 12,186,270, December 31,
    1996 -- 12,588,609 and December 31, 1995 -- 12,447,946).....      95,052         97,091       90,482
  Retained earnings.............................................     132,034        139,006      105,188
  Foreign currency translation adjustment.......................        (146)            48           --
                                                                  ------------     --------     --------
                                                                     226,940        236,145      195,670
                                                                  ------------     --------     --------
         Total liabilities and shareholders' equity.............    $569,262       $506,252     $439,344
                                                                  ==========       ========     ========

     Projected Financial Information. In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in Section 10, the Company provided Parent with certain business and financial information which VEBA, Parent and Purchaser believe is not publicly available, including the following:

                                                              FISCAL YEAR ENDING DECEMBER 31,
                                                        --------------------------------------------
                                                        ACTUAL 1996      1997       1998       1999
                                                        -----------     ------     ------     ------
                                                                   (DOLLARS IN MILLIONS)
    Net Sales.........................................    $ 1,245       $1,404     $1,685     $2,022
      % Growth........................................       15.5%        12.8%      20.0%      20.0%
    Gross Profit......................................    $   224       $  231     $  269     $  318
      % Margin........................................       18.0%        16.4%      15.9%      15.7%
    Operating Income..................................    $    73       $   68     $   86     $  106
      % Margin........................................        5.9%         4.8%       5.1%       5.2%
    Net Income........................................    $    40       $   37     $   45     $   56
      % Margin........................................        3.2%         2.6%       2.7%       2.8%

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS DO NOT GIVE EFFECT TO THE OFFER OR THE MERGER, WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. NONE OF VEBA, PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

     8. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND VEBA. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Rudolf-v.-Bennigsen-Foerder-Platz 1, 45131 Essen, Germany. Purchaser is an indirect wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a corporation organized under the laws of the Federal Republic of Germany. Its principal offices are located at Rudolf-v.-Bennigsen-Foerder-Platz 1, 45131 Essen, Germany. Parent is engaged in wholesale distribution of construction supplies and electronic systems and components, and provides building-related and gasoline station engineering services. Its building materials and tile wholesale businesses and its security and gasoline station engineering services businesses have the largest market share in Germany, as well as leading shares in other European countries, and it is one of the leading European distributors of active electronic components. Parent is a wholly owned subsidiary of VEBA.

     VEBA is the fourth largest industrial group in Germany on the basis of market capitalization at year-end 1996. VEBA is organized into five separate business divisions: electricity, chemicals, oil, trading/transportation/services and telecommunications.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and VEBA and certain other information are set forth in
Schedule I hereto.

     VEBA is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

     Set forth below is certain selected consolidated financial information relating to VEBA and its subsidiaries for VEBA's last two fiscal years. The selected consolidated financial information has been prepared in Deutsche Mark in accordance with generally accepted accounting principles in the Federal Republic of Germany ("German GAAP"). German GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). A summary of the significant differences between U.S. GAAP and German GAAP is set forth below. Parent, however, believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of Purchaser to obtain sufficient funds to pay for Shares to be acquired pursuant to the Offer. The amounts in the table set forth below are in Deutsche Mark unless otherwise indicated.

                                    VEBA AG
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
           (IN DEUTSCHE MARK ("DM"), EXCEPT WHERE OTHERWISE INDICATED
                        IN UNITED STATES DOLLARS ("$"))

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                            1996(1)      1996        1995
                                                            -------    ---------   ---------
                                                             (IN MILLIONS, EXCEPT PER SHARE
                                                                        AMOUNTS)
INCOME STATEMENT DATA:
Amounts in accordance with German GAAP:
Sales.....................................................  $48,444     DM74,541    DM72,372
Net income(2).............................................    1,712        2,634       2,107
Net income available for distribution.....................      610          938         830
Amounts in accordance with U.S. GAAP:
Net income(3).............................................    1,603        2,467       2,027
Net income per share......................................     3.23         4.97        4.12
BALANCE SHEET DATA:
Amounts in accordance with German GAAP:
Liquid funds..............................................    3,230        4,969       4,162
Currents assets...........................................   14,464       22,255      22,109

Total assets..............................................   46,739       71,917      67,751
Long-term financial liabilities...........................    2,034        3,129       3,017
Shareholders' equity......................................   14,974       23,041      20,953
Amounts in accordance with U.S. GAAP:
Total assets..............................................   48,685       74,911      69,864
Shareholders' equity(3)...................................   14,170       21,803      19,452

---------------
(1) Amounts in this column are unaudited and have been translated solely for the convenience of the reader at an exchange rate of DM 1.5387 = $1.00, the Noon Buying Rate on December 31, 1996. No representation is made that Deutsche Mark have been, could have been or could be, converted into U.S. dollars at that or any other rate.
(2) Before minority interests of DM 176 million and DM 192 million for 1996 and 1995, respectively.
(3) After minority interests.

     The following represents, in the opinion of management of VEBA, the significant differences between U.S. GAAP and German GAAP that would affect the determination of consolidated net income and shareholders' equity of VEBA for the periods for which the selected consolidated financial information has been presented herein.

     Capitalized Interest. German GAAP permits, but does not require, the capitalization of interest as a part of the historical cost of acquisition of assets that are constructed or otherwise produced for an enterprise's own use. The capitalization of such interest costs is required by U.S. GAAP. Due to the historical cost principle a retroactive capitalization of interest cost for financial years up to 1995 is not allowed under German GAAP.

     For purposes of the reconciliation to U.S. GAAP, interest on debt apportionable to the construction period has been capitalized as cost of the acquisition of qualifying assets. The capitalized interest costs relate to property, plant and equipment up to and including 1994 as part of production cost. The additional acquisition cost has been depreciated over the expected useful life of the related asset.

     Valuation of Securities and Other Investments. Under German GAAP, securities and other investments are valued at the lower of acquisition costs or market value at the balance sheet date. Under U.S. GAAP, securities and other share investments are classified into one of three categories: held-to-maturity securities, available-for-sale securities or trading securities. VEBA securities and other investments are considered to be available-for-sale and therefore are required to be valued at market value at the balance sheet date. Unrealized gains and losses are excluded from earnings and reported as an adjustment to net equity.

     Shares in Associated Companies. For purposes of the reconciliation to U.S. GAAP, earnings of associated companies accounted for using the equity method have been determined using valuation principles prescribed by U.S. GAAP.

     Deferred Taxes. Under German GAAP, deferred taxes are calculated based on the liability method but are recognized only to the extent that consolidated deferred tax liabilities exceed consolidated deferred tax assets. Additionally, deferred tax assets may not be established for net operating loss carryforwards.

     Under U.S. GAAP, deferred taxes are provided for all temporary differences between the tax and commercial balance sheets. Not all these differences that qualify for deferred tax calculation are permissible under German accounting principles. Under U.S. GAAP, deferred taxes are also calculated for tax loss carryforwards and certain other adjustments using the liability method and based on enacted tax rates. A valuation allowance is established when it is more likely than not that deferred tax assets will not be realized.

     Minority Interests. Contrary to U.S. GAAP, under German GAAP participation of minority shareholders at subsidiaries as well of those of VEBA is shown as part of shareholders' equity and net income. For reconciliation purposes, minority interests resulting from U.S. GAAP adjustments are reflected separately.

     Other. Other differences in accounting principles include adjustments for the treatment of costs for initial public offerings and unrealized gains from foreign currency translation and outstanding forward contracts.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, VEBA nor, to the knowledge of Purchaser, Parent and VEBA, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent, VEBA or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent, VEBA nor, to the knowledge of Purchaser, Parent and VEBA, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and the Stock Option Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent, VEBA nor, to the knowledge of Purchaser, Parent and VEBA, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, none of Purchaser, Parent nor VEBA nor, to the best knowledge of Purchaser, Parent and VEBA, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, VEBA, nor any of their respective subsidiaries or, to the best knowledge of Purchaser, Parent and VEBA, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $820,000,000. Purchaser will obtain all of such funds from Parent. Parent will obtain all of such funds from VEBA. VEBA will supply such funds from working capital and other cash on hand.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE RIGHTS AGREEMENT.

     In June 1996, Dr. Ferdinand Pohl, a Member of the Board of Management of Parent, met with Ralph L. Ozorkiewicz, President and Chief Executive Officer of the Company, in Irvine, California. Dr. Pohl was visiting the United States on other matters, and the two executives met to introduce themselves and to discuss the opportunities and challenges each faced within the industry. Possible collaborative efforts, not including a business combination, were discussed in general terms.

     On October 3, 1996, Dr. Pohl, Mr. Ozorkiewicz and Charles M. Clough, Chairman of the Board of the Company, met in Irvine, California, to exchange information regarding the respective businesses of Parent and the Company. Again, no business combination between Parent and the Company was discussed although possible collaborative efforts were raised.

     In February 1997, following their attendance at an industry conference, Mr. Ozorkiewicz, Dr. Pohl and Peter Gurtler, President of EBV Elektronik GmbH (a subsidiary of Parent), met in Phoenix, Arizona. At the meeting, Dr. Pohl expressed an interest by Parent in exploring the possibility of entering into a business combination with the Company.

     In March 1997, Dr. Pohl invited Mr. Ozorkiewicz and Mr. Clough to meet with Parent in Germany in April.

     On April 9, 1997, Dr. Pohl met with Mr. Clough and Mr. Ozorkiewicz in Munich, Germany to have further discussions regarding a possible business combination between Parent and the Company. At the meeting, Messrs. Clough and Ozorkiewicz asked that Dr. Pohl formally indicate Parent's interest in the Company by submitting a written proposal for a possible business combination within the ensuing four weeks. Also at that meeting, Dr. Pohl and Mr. Ozorkiewicz each executed a preliminary confidentiality letter agreement on behalf of his company.

     On May 7, 1997, Mr. Ozorkiewicz contacted Dr. Pohl to discuss the status of Parent's written proposal. Dr. Pohl noted that Parent had retained Goldman Sachs to act as its financial adviser and was intending shortly to submit a proposal valuing the Company in the low-to-mid $40 range per Share. Mr. Ozorkiewicz expressed his view that a proposal in the low $40 range per Share would be unlikely to receive serious consideration from the Company's Board of Directors.

     On May 12, 1997, Dr. Pohl sent a letter to Mr. Ozorkiewicz expressing Parent's continued interest in pursuing a possible business combination and indicating a preliminary valuation, based on publicly available information, in the mid-$40 range per Share.

     On May 13, 1997, at the annual organizational meeting of the Company's Board of Directors, the Board reviewed Parent's proposal. The Board authorized the Company to permit Parent to conduct its diligence investigation of the Company and to negotiate with Parent.

     On May 27, 1997, Dr. Pohl, Gunther Beuth, a Member of Parent's Management Board and Chief Financial Officer, and representatives of Goldman Sachs and Parent's legal counsel, Shearman & Sterling, met in California with Mr. Ozorkiewicz, R. Van Ness Holland, Jr., the Company's Executive Vice
President -- Finance, Treasurer and Chief Financial Officer, and representatives of Credit Suisse First Boston Corporation ("CSFB") and the Company's outside legal counsel, O'Melveny &

Myers LLP, to discuss various organizational matters, including the timing and procedures for the conduct of due diligence.

     On June 2, 1997, Parent and the Company entered into a second Confidentiality Letter, effective as of April 9, 1997.

     From June 2 through June 6, 1997, the Company provided Parent and its representatives access to requested information at the offices of the Company's outside legal counsel in Newport Beach, California. Parent and its representatives continued their due diligence review of the Company through June 17, 1997.

     On June 16, 1997, Parent's legal counsel delivered drafts of the Merger Agreement and the Stock Option Agreement to the Company and its legal counsel and other representatives. On June 17, 1997, representatives of Parent's and the Company's respective legal counsel discussed various issues concerning the draft Merger Agreement and Stock Option Agreement.

     On June 18, 1997, Georg Kulenkampff, Chairman of Parent's Management Board, Dr. Pohl and representatives of Goldman Sachs and Shearman & Sterling met with Mr. Ozorkiewicz, Mr. Holland, Stephen D. Natcher, Senior Vice
President -- Administration, General Counsel and Secretary of the Company and representatives of CSFB and the Company's outside legal counsel in California. At the meeting, the parties discussed a number of outstanding issues that would need to be addressed in order to reach agreement on a business combination. Parent's representatives proposed that, subject to the resolution of those issues, they would be in a position to submit a proposed price for the acquisition of the Company by the end of the following week.

     During the week of June 23, 1997, Parent's and the Company's respective legal counsel continued to discuss the draft Merger Agreement and Stock Option Agreement.

     On June 24, 1997, Dr. Pohl telephoned Mr. Ozorkiewicz to inform Mr. Ozorkiewicz that Parent was considering making an offer to acquire the Company at between $47 and $48 per Share.

     On June 24 and 25 representatives of CSFB and Goldman Sachs exchanged views regarding Parent's valuation of the Company.

     On June 25, 1997, Mr. Kulenkampff and Dr. Pohl telephoned Mr. Ozorkiewicz and communicated to Mr. Ozorkiewicz Parent's view that an appropriate value for the Company would be $50 per Share, subject to satisfactory completion of the negotiation of the Merger Agreement and the Stock Option Agreement and confirmation of certain due diligence matters.

     From June 26 through July 2, 1997, Parent's and the Company's respective legal counsel continued negotiations on the terms of the Merger Agreement and the Stock Option Agreement and addressed the remaining due diligence matters.

     All remaining issues under discussion were resolved by telephone conferences on July 2, 1997.

     On July 2, 1997, the Board met and approved the Merger Agreement and the Stock Option Agreement. Following approval of the Merger Agreement and the Stock Option Agreement by Parent's Supervisory Board on the morning of July 3, 1997, the parties executed and delivered the Merger Agreement and the Stock Option Agreement.

THE MERGER AGREEMENT

     The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 and is incorporated by reference in this Offer to Purchase.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days, after the date of the public announcement of the Merger Agreement. The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, the Shares tendered pursuant to the Offer is subject to the satisfaction of (i) the Minimum Condition prior to the expiration of the Offer and (ii) certain other conditions described in Section 14. Subject to the terms and conditions of the Merger Agreement, Purchaser, in its sole discretion, may waive any condition to the Offer. In addition, Purchaser may modify the terms and conditions of the Offer, except that, without the prior written consent of the Company, or as expressly permitted by the Merger Agreement, Purchaser will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) modify or add to the conditions described in Section 14, (iv) except as otherwise provided in the Merger Agreement, extend the term of the Offer, (v) change the form of consideration payable in the Offer or (vi) make any other modifications that are otherwise materially adverse to holders of Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the term of the Offer beyond any scheduled expiration date of the Offer if, at any such scheduled expiration date, any of the conditions to Purchaser's obligation to accept for payment, and pay for, Shares tendered pursuant to the Offer shall not have been satisfied or waived; provided, however, that Purchaser may extend the Offer under this clause (A) on not more than one occasion and for not more than ten business days on such occasion) and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any other applicable law.

     Notwithstanding any other provision contained in the Merger Agreement, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, the Purchaser will amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any Shares theretofore issued under the Stock Option Agreement) and (ii) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is not less than 50% of the then outstanding Shares, Purchaser will waive the Minimum Condition, reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares is tendered in the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer).

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with Delaware Law and California Law, Purchaser will be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. Upon consummation of the Merger, each issued and outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and each Share that is owned by Parent, Purchaser or any other subsidiary of Parent, and other than Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, appraisal rights, if any, under California Law) will automatically be cancelled and converted into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, as of the Effective Time, each issued and outstanding share of common stock of Purchaser will be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

     Charter Documents; Initial Directors and Officers. The Merger Agreement provides that, at the Effective Time, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation. Pursuant to the Merger Agreement, at the Effective Time, the directors of the Company immediately prior to the Effective Time will be deemed to have resigned and the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

     Shareholders Meeting. The Merger Agreement provides that, if approval of the Merger Agreement by the shareholders of the Company is required by applicable law, the Company will, at Parent's request, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of approving the Merger. Subject to the provisions of the Merger Agreement, the Company will, through its Board, recommend to its shareholders approval of the Merger Agreement. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval of the Merger without the affirmative vote of any other shareholder. Under California Law, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In the event Purchaser or any other subsidiary of Parent shall own at least 90% of the outstanding Shares, and provided that the other conditions set forth in the Merger Agreement shall have been satisfied or waived, the Company, Purchaser and Parent will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after acceptance of the Shares for payment pursuant to the Offer without the approval of the shareholders of the Company in accordance with California Law.

     Filings. The Merger Agreement provides that, if approval of the Merger Agreement by the shareholders of the Company is required by applicable law, the Company will, at Parent's request, as soon as practicable prepare and file the Proxy Statement (as defined in the Merger Agreement) with the Commission and the Company and Parent will cooperate in responding to any comments of the Commission or its staff and the Company will cause a Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff.

     Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, and until such time as Parent's designees shall constitute a majority of the members of the Board (except as expressly contemplated or permitted by the Merger Agreement, the Stock Option Agreement or to the extent that Parent shall otherwise consent in writing) as follows:

          Ordinary Course. The Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and will use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

          Dividends; Changes in Stock. The Company will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for regular quarterly dividends on the Shares not in excess of $0.08 per share or dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

          Issuance of Securities. The Company will not, and will not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than: (i) the issuance of Shares upon the exercise of Stock Options (as defined below) granted under the Stock

     Incentive Plans (as defined below) and outstanding on the date of the Merger Agreement and in accordance with the present terms of such Stock Options and (ii) the issuance of Preferred Shares (as defined below) and Common Stock upon conversion thereof, if any, pursuant to the Rights Agreement.

          Governing Documents. The Company will not, and will not permit any of its subsidiaries to, amend or propose to amend its Articles of Incorporation or Bylaws (or comparable organizational documents).

          No Acquisitions. The Company will not, and will not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory and supplies in the ordinary course of business consistent with past practice.

          No Dispositions. Other than sales of its products to customers or other dispositions, in any case in the ordinary course of business consistent with past practice, the Company will not, and will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          Capital Expenditures. The Company will not, nor will the Company permit any of its subsidiaries to, make or agree to make any capital expenditures other than expenditures consistent with the Company's current capital expenditure forecast of $12,000,000 for 1997.

          Indebtedness. The Company will not, and will not permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice.

          Tax Matters. The Company will not make any tax election that would have a material effect on the tax liability of the Company or settle or compromise any income tax liability of the Company of any of its subsidiaries that would materially affect the aggregate tax liability of the Company or any of its subsidiaries. The Company will, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return.

          Discharge of Liabilities. The Company will not, and will not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, or as otherwise disclosed to Parent, consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed by the Company with the Commission in accordance with the Exchange Act or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

          Material Contracts. Except in the ordinary course of business, the Company will not, and will not permit any of its subsidiaries to, enter into, modify, amend or terminate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license which is material to the Company and its subsidiaries or waive, release or assign any material rights or claims.

          Employee Benefits. The Company will not, and will not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or employees, except for increases for officers other than executive officers and employees in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans (as defined below) as in effect on the date of the Merger Agreement to any director, officer or employee, (iii) enter into any new employment, severance or termination agreement with any such director, officer or employee or (iv) except as may be required to comply with applicable law, become obligated under any Benefit Plan which was not in existence on the date of the Merger Agreement or amend any such plan in existence on the date hereof.

          Accounting Matters. The Company will not, and will not permit any of its subsidiaries to, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable).

     No Solicitation. The Company has agreed that it will, and will cause its subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents ("Company Representatives") to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (as defined below). The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any Company Representative to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that if, prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith, based upon advice of independent counsel, which may be the Company's regularly engaged outside counsel ("Independent Counsel"), that not to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with the notice requirements described below, (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

     For purposes of the Merger Agreement, "Acquisition Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement also provides that neither the Board nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith, based upon advice of Independent Counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board may (x) withdraw or modify (or propose to withdraw or modify) its approval or recommendation of the Offer, the Merger and the Merger Agreement or

(y) approve or recommend (or propose to approve or recommend) a Superior Proposal (as defined below) or terminate (or propose to terminate) the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is at least three business days after Parent's receipt of written notice advising Parent that the Board has received a Superior Proposal. The Notice of Superior Proposal must specify the amount and type of consideration to be paid and such other terms and conditions of the Superior Proposal as the Company determines in good faith to be material and identify the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of the Company (based on the advice of a financial advisor of nationally recognized reputation), is reasonably capable of being financed by such third party.

     The Merger Agreement provides that the Company will promptly advise Parent orally and in writing of the Company's receipt of any bona fide acquisition proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any such Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Merger Agreement also provides that the Company will keep Parent informed on a reasonable basis of the status and details (including amendments) of any such request or Acquisition Proposal, unless the Board determines in good faith, based upon advice of Independent Counsel, that to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

     Directors of the Company. The Merger Agreement provides that promptly following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded down to the nearest whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and the percentage that the aggregate number of Shares beneficially owned by Purchaser bears to the total number of Shares then outstanding (on a fully diluted basis); provided, however, that Purchaser will be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if Purchaser purchases 90% or more of the outstanding Shares pursuant to the Offer. The Company and its Board will, at such time, take such action as may be necessary to cause Purchaser's designees to be so appointed or elected to the Board, with Purchaser's designees being allocated as evenly as possible among the classes of directors. Notwithstanding the foregoing, in the event that Purchaser's designees are to be appointed or elected to the Board, until the Effective Time, such Board will have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"), provided, that, in such event, if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement. Pursuant to the Merger Agreement, an affirmative vote of a majority of the Independent Directors will be obtained prior to the Company entering into any material transaction with Parent, Purchaser or any affiliate thereof.

     The Merger Agreement further provides that, in the event the Company's obligation to appoint or elect designees to the Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent will give the Company reasonable notice of its intention to exercise its rights under the Merger Agreement and, after receipt of such notice, the Company will promptly take such action as may be required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations regarding directors under the Merger Agreement and will include in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 or a separate Rule 14f-1 Statement to shareholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations regarding directors under the Merger Agreement.

     Indemnification and Insurance. In the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees and agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or similar organizational documents) will survive the Merger and will continue in full force and effect in accordance with their terms for a period of not less than six years. From and after the Effective Time and for a period of not less than six years thereafter, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless any and all Indemnified Parties to the full extent such persons may be indemnified by the Company or such subsidiaries, as the case may be, pursuant to applicable law, their respective certificates of incorporation or bylaws (or similar organizational documents) or pursuant to indemnification agreements as in effect on the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time, and Parent will, or will cause the Surviving Corporation to, advance litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions to the extent provided by the respective terms and provisions of such certificates of incorporation, bylaws, similar documents or indemnification agreements as in effect on the date of the Merger Agreement.

     The Merger Agreement further provides that, for not less than six years from the Effective Time, Parent will maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy; provided, however, that in no event will Parent be required to pay a premium in any one year in an amount in excess of 175% of the annual premium paid by the Company (which annual premium the Company represented to be approximately $475,000); and provided further that if the annual premium of such insurance coverage exceeds such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Existing Stock Options. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board (or, if appropriate, any committee administering the Stock Incentive Plans) will adopt such resolutions or take such other actions as are required to provide that each Existing Stock Option theretofore granted under any stock option or stock purchase plan, program or arrangement or other option agreement or contingent stock grant plan of the Company or any of its subsidiaries (collectively, the "Stock Incentive Plans") will be accelerated so as to be fully exercisable prior to the consummation of the Offer, and the Company will assure that any such Existing Stock Options outstanding immediately prior to the consummation of the Offer will be surrendered immediately prior to the consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Existing Stock Option immediately prior to the consummation of the Offer and (y) the excess of the Per Share Amount over the per share exercise price of such Existing Stock Option. Any Existing Stock Option not cancelled in accordance with the Merger Agreement immediately prior to the consummation of the Offer will be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Existing Stock Option been surrendered immediately prior to the consummation of the Offer.

     The Merger Agreement also provides that all Stock Incentive Plans will terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will be terminated as of the Effective Time, and the Company will use its best efforts to ensure that following the Effective Time no holder of an Existing Stock Option or any participant in any Stock Incentive Plan will have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided above.

     Benefit Plans. The Merger Agreement provides that, for a period of at least through December 31, 1998, Parent will cause the Surviving Corporation to continue to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements (other than any stock based plans, programs and arrangements) for the benefit of current and former employees of the Company and its subsidiaries (subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended); provided, however, that (i) nothing therein prohibits Parent from replacing any such existing plan, program or arrangement with a plan, program or arrangement which provides such employees with benefits which are not less favorable in the aggregate than the benefits that would have been provided under such existing plan, program or arrangement to the extent such replacement is permitted under the terms of the applicable plan, program or arrangement and (ii) nothing therein obligates Parent to provide such employees with any stock based compensation (including, without limitation, stock options or stock appreciation rights) after the Effective Time.

     In the Merger Agreement, Parent also agreed to institute during the one-year period following the Effective Time a new performance-based incentive compensation plan for the benefit of employees of the Surviving Corporation and its subsidiaries.

     The Merger Agreement also provides that all service credited to each employee by the Company through the Effective Time will be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by the Surviving Corporation or Parent for the benefit of the employees; provided, however, that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by the Surviving Corporation or Parent may be reduced by amounts payable under similar Company plans with respect to the same periods of service.

     Parent also agreed to cause the Surviving Corporation to honor (without modification) and assume, and thereby guaranteed the Surviving Corporation's performance of, certain employment agreements, executive termination agreements and individual benefit arrangements set forth in the Merger Agreement or disclosed to Parent.

     Certain Litigation. In the Merger Agreement, the Company agreed that it will not settle any litigation commenced after the date of the Merger Agreement against the Company or any of its directors by any shareholder of the Company relating to the Offer, the Merger, the Merger Agreement or the Stock Option Agreement without the prior written consent of Parent. In addition, subject to its rights under the Merger Agreement, the Company will not voluntarily cooperate with any third party that may thereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the Company's corporate organization and qualification, the Company's subsidiaries, capitalization, authority, filings with the Commission and other governmental authorities, financial statements, the absence of certain changes or events concerning the Company's corporate organization and qualification, the absence of undisclosed liabilities, the truth of information supplied by the Company, litigation, labor matters, employee benefit matters and ERISA, taxes, compliance with applicable laws, environmental matters, real property, intellectual property, insurance, amendments to the Rights Agreement, state takeover statutes, the opinion of the Company's financial advisor with respect to the Offer and the Merger and brokers involved in the Offer and the Merger.

     Conditions to Consummation of the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the following conditions: (i) if required by applicable law, the Merger Agreement will have been approved by the affirmative vote of the holders of a majority of the outstanding Shares; (ii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, in the case of a temporary restraining order, injunction or other order, each of the parties has used all reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any temporary restraining order, injunction or other order that may be entered; (iii) Purchaser will have previously accepted for payment and paid for the Shares pursuant to the Offer; and (iv) any waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written consent of Parent and the Company;
(ii) by either Parent or the Company if (A) as a result of the failure of any of the conditions described in Section 14 the Offer has terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer or (B) Purchaser has not accepted for payment any Shares pursuant to the Offer within 90 days following the date of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (ii) will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure, occurrence or existence of any such condition; (iii) by either Parent or the Company if any governmental entity has enacted or issued any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable; (iv) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of certain of the conditions described in Section 14 and (B) cannot be or has not been cured within 10 days after the giving of written notice to the Company; (v) by Parent or Purchaser if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of certain events described in paragraph (d) of Section 14; (vi) by the Company in connection with entering into a definitive agreement regarding a Superior Proposal (as described above), provided it has complied with all applicable provisions of the Merger Agreement relating to Superior Proposals, including the notice provisions therein, and that it pays the Termination Fee (as defined below) immediately prior to such termination pursuant to the applicable provisions of the Merger Agreement; or (vii) by the Company, if Purchaser or Parent has breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform is incapable of being cured or has not been cured within 10 days after the giving of written notice to Parent or Purchaser, as applicable.

     Fees and Expenses. The Merger Agreement provides that, except as provided in the following paragraphs, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

     Pursuant to the Merger Agreement, the Company will pay, or cause to be paid, in immediately available funds to Parent the sum of $20,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows: (i) if Parent or Purchaser terminates the Merger Agreement pursuant to clause (v) of the second preceding paragraph, the Company will pay the Termination Fee upon demand; (ii) immediately prior to any termination of the Merger Agreement pursuant to clause (vi) of the second preceding paragraph, the Company shall pay the Termination Fee; (iii) if, at the time of any termination of the Merger Agreement pursuant to clause (ii) of the second preceding paragraph (as a result of less than 50% of the outstanding Shares being tendered), an Acquisition Proposal shall have been made and shall be pending and the Board shall not have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, and, within 12 months of such termination, (x) the Company shall enter into an agreement providing for any Acquisition Proposal or an Acquisition Proposal shall be consummated at a price per Share equal to or in excess of the Per Share Amount, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such agreement or the consummation of such Acquisition Proposal or (y) the Company shall enter into an agreement providing for an Acquisition Proposal or an Acquisition Proposal shall be consummated at a price less than the Per Share Amount, the Company shall pay the Expenses (as defined below) concurrently with the earlier of the entering into of such agreement or the consummation of such Acquisition Proposal; and (iv) if, at the time of any termination of the Merger Agreement pursuant to clause (iv) of the second preceding paragraph resulting from a wilful and material breach of any covenant or agreement contained in the Merger Agreement, an Acquisition Proposal has been made and is pending and, within 12 months of such termination, the Company enters into an agreement providing for an Acquisition Proposal or an Acquisition Proposal is consummated, the Company will pay the Termination Fee concurrently with the earlier of the entering into of such agreement or the consummation of such Acquisition Proposal.

     For the purposes of the Merger Agreement, "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Purchaser in connection with the Offer or the Merger, the preparation and negotiation of the Merger Agreement and the Stock Option Agreement and the consummation of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement, including, without limitation, all fees and expenses of law firms, commercial banks, investment banking firms, accountants, printing firms, information agents, proxy solicitors, experts and consultants to Parent; provided, however, that in no event will such fees and expenses exceed $5,000,000.

     The Merger Agreement also provides that, in the event the Company fails to pay the Termination Fee or Expenses when due, the amount of any such Termination Fee or Expenses will be increased to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection of such unpaid Termination Fee or Expenses, together with interest on such unpaid Termination Fee or Expenses, commencing on the date that such Termination Fee or Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York as such bank's base rate plus 3.00%.

THE STOCK OPTION AGREEMENT

     The following summary of the Stock Option Agreement is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 and is incorporated by reference in this Offer to Purchase.

     Grant of Stock Option. Pursuant to the Stock Option Agreement, the Company granted to Purchaser the Stock Option to purchase the Option Shares at the Purchase Price, subject to the terms and conditions set forth in the Stock Option Agreement; provided, however, that the Stock Option will not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

     Exercise of Stock Option. The Stock Option Agreement provides that, subject to the conditions set forth in the Stock Option Agreement and to any additional requirements of law, the Stock Option may be exercised by Purchaser, in whole but not in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below). For the purpose of the Stock Option Agreement, an "Exercise Event" would occur upon

Purchaser's acceptance for payment pursuant to the Offer of Shares constituting more than 50% of the Shares then outstanding but less than 90% of the Shares then outstanding on a fully diluted basis, and the "Termination Date" would occur upon the first to occur of any of the following: (i) the Effective Time;
(ii) the date which is 10 business days after the occurrence of an Exercise Event (unless prior thereto the Stock Option has been exercised); or (iii) the termination of the Merger Agreement.

     Conditions to Closing. The Stock Option Agreement provides that the obligation of the Company to deliver Option Shares upon any exercise of the Stock Option is subject to the following conditions: (a) such delivery would not in any material respect violate, or otherwise cause the material violation of,
Section 312.03(c) of the NYSE Listed Company Manual or any material law, including, without limitation, the HSR Act, applicable thereto; (b) no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting such exercise of such Stock Option or the delivery of the Option Shares; and (c) the Company has available from its authorized Shares such number of Shares as is sufficient to issue the Option Shares; provided, however, that the Company will have fully complied with the terms of the Stock Option Agreement.

     Representations and Warranties. The Stock Option Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to the Company's corporate organization and authority relative to the Stock Option Agreement, the Company's authority to issue the Option Shares and the absence of any conflicts and the obtaining of all applicable filings and consents.

     Termination. The Stock Option Agreement, other than certain obligations of the parties specified in the Stock Option Agreement, will terminate on the Termination Date.

THE RIGHTS AGREEMENT

     In 1989, the Company implemented a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C. (as successor to Chemical Bank), as successor Rights Agent (the "Rights Agreement") and declared a dividend to shareholders of one Right for each outstanding share of the Company's common stock. One Right was issued for each share of the Company's common stock outstanding on October 16, 1989, and as long as the Rights have not expired, been redeemed or become exercisable, for each share of common stock issued thereafter.

     Upon becoming exercisable, each Right will entitle the holder to purchase from the Company, at any time after the Distribution Date (as defined below) and prior to the Expiration Date or the redemption of the Rights by the Board, 1/100(th) of a share of Series A Junior Participating Cumulative Preferred Stock, without par value (a "Preferred Share"), at a purchase price of $85.00 per Right (subject to adjustment, the final price being the "Rights Purchase Price").

     For purposes of the Rights Agreement, the "Distribution Date" refers to the earlier of (i) the 10th business day following the date of, the commencement of or the first public announcement of the intent of any person (other than the Company) to commence a tender offer or exchange offer, the consummation of which would cause any person to become an owner of 15% or more of the shares of the Company's outstanding common stock (a "15% Shareholder"), (ii) a public announcement (including the filing of a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or a 15% Shareholder containing the facts detailing how such person became a 15% Shareholder or (iii) any date after a person becomes a 15% Shareholder and the Company either (y) merges with another company or (z) sells assets equalling at least 50% of the earning power of the Company.

     The Rights will expire on February 23, 2005 (the "Rights Expiration Date") or any earlier date if redeemed or exchanged by the Board as described below.

     In the event that a person becomes a 15% Shareholder, each holder of a Right has a right to receive, upon payment of the Rights Purchase Price, such number of shares of common stock of the Company as shall equal the result obtained by multiplying the then current Rights Purchase Price by the then number of 1/100(ths) of a Preferred Share for which the right was exercisable immediately prior to a person becoming a 15% Shareholder and dividing that product by 50% of the current market price of the Company's common stock on the date that such person becomes a 15% Shareholder.

     In the event that, at any time after a person becomes a 15% Shareholder (and such ownership is publicly announced), and prior to the earlier of the Redemption Date or the Rights Expiration Date, the Company (i) merges or combines with or into any other entity and the Company is not the surviving or continuing entity, (ii) any entity merges or combines with or into the Company and the Company is the surviving or continuing entity and, in connection with such transaction, all or part of the Company's common stock is exchanged for stock or other securities of the other entity or (iii) the Company sells or transfers assets or earning power aggregating more than 50% of the assets or earning power of the Company to another entity (all such entities identified in (i), (ii) and (iii) above being a "Surviving Entity" and any transaction being a "Business Combination"), then each holder of a Right has the right to receive, upon payment of the Rights Purchase Price, such number of shares of common stock of the Surviving Entity as shall be equal to a fraction, the numerator of which is the product of the then current Rights Purchase Price multiplied by the number of 1/100(ths) of a Preferred Share purchasable upon the exercise of one Right immediately prior to the event whereby the person becomes a 15% Shareholder, and the denominator of which is 50% of the current market price of the Surviving Entity's common stock on the date of such Business Combination. After completion of any Business Combination, the Surviving Entity will thereafter be liable for and shall assume all the obligation and duties of the Company pursuant to the Rights Agreement.

     Until the earliest of (i) a public announcement of a person becoming a 15% Shareholder, (ii) a merger of the Company or any sale of more than 50% of the Company's assets after a person becomes a 15% Shareholder or (iii) the Rights Expiration Date, a majority, but not less than three, of the Independent Directors (as defined below) may, at their option, redeem all, but not less than all, of the then outstanding Rights at a price of $.01 per Right (the date of such redemption being the "Redemption Date").

     For purposes of the Rights Agreement, an "Independent Director" is any director of the Company who (i) became a director of the Company prior to any person becoming a 15% Shareholder or (ii) became a director after a person has become a 15% Shareholder, was recommended to become a director of the Company by a majority of the Independent Directors then in office and is not (A) a 15% Shareholder (or any affiliate or associate thereof), (B) an officer, director or employee of such 15% Shareholder or (C) a relative or nominee of any of the foregoing.

     The Board may, at its option, at any time after a person becomes a 15% Shareholder, exchange all or part of the then outstanding and exercisable Rights for common stock at a ratio of one share of the Company's common stock per Right.

     Until the earliest of (i) a public announcement of a person becoming a 15% Shareholder, (ii) a merger of the Company or any sale of more than 50% of the Company's assets after a person becomes a 15% Shareholder, (iii) the Redemption Date or (iv) the Rights Expiration Date, a majority, but not less than three, of the Independent Directors may, without the approval of any Rights holders, amend any provision of the Rights Agreement in any manner, even if such amendment is adverse to Rights holders. Prior to the earlier of the Redemption Date or the Rights Expiration Date, a majority, but not less than three, of the Independent Directors may, without the approval of any Rights holders, amend any provision of the Rights Agreement in any manner, provided that such amendment does not materially and adversely affect the holders of Rights.

     The Rights Agreement was amended and restated on February 23, 1995.

     In connection with and prior to the Company entering into the Merger Agreement, on July 2, 1997, the Company amended its Rights Agreement to the extent necessary to permit Parent and Purchaser to perform their obligations under the Merger Agreement and consummate the transactions contemplated by the Merger Agreement without being deemed to be a 15% Shareholder or otherwise triggering a Distribution Date by reason of the execution of, or consummation of the transactions contemplated in, the Merger Agreement. If the Rights Agreement had not been so amended and if the Offer, the Merger Agreement or any of the respective transactions contemplated thereby had resulted in Parent being deemed the beneficial owner of 15% or more of the shares of Common Stock outstanding, it may have resulted in a distribution to the Company's shareholders (other than Parent and Purchaser) of Rights certificates separate from the Common Stock.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     Plans for Merger Consummation. Under California Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement. The Board has unanimously approved the Merger Agreement, and, unless the Merger is consummated pursuant to the short-form merger provisions under California Law described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by California Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase; provided, however, that Purchaser will be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if Purchaser purchases 90% or more of the outstanding Shares. See
Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Under California Law, if Purchaser acquires, pursuant to the Offer, the Stock Option or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders.

     In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding on a fully diluted basis are acquired by Purchaser pursuant to the Offer and the Stock Option, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer).

     The Company's Articles of Incorporation provide that the affirmative vote of the holders of not less than 80% of the total voting power of the Company's outstanding voting securities is required to approve (i) any merger (other than a short-form merger effected in accordance with applicable California Law), consolidation, combination or reorganization of the Company or any of its subsidiaries with any other corporation if such other corporation is a Substantial Shareholder (as defined below) or an associate of a Substantial Shareholder or (ii) the issuance or delivery of any stock or other securities of the Company or any of its subsidiaries in exchange for payment for any (A) cash or other properties or assets of such Substantial Shareholder or associate thereof or (B) securities of such Substantial Shareholder or associate thereof. This supermajority voting requirement is not applicable, however, to any such merger, consolidation, combination or reorganization or issuance or delivery of stock or other securities which is approved by resolution duly adopted by a majority of the Continuing Directors (as defined below). For the purpose of the Company's Restated Articles of Incorporation, "Substantial Shareholder" means any person or group of two or more persons who have agreed to act together for the purpose of acquiring, holding, voting or disposing of securities representing 10% or more of the voting power of all shares of voting securities of the Company. For the purpose of the Company's Restated Articles of Incorporation, "Continuing Director" means, with reference to any Substantial Shareholder, any member of the Board who (A) is not an affiliate of and is not the Substantial Shareholder and (B) was a member of the Board prior to July 1, 1986 or thereafter become a member of the Board prior to the time the Substantial Shareholder become a Substantial Shareholder, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board. Parent believes that the described supermajority voting requirement is not applicable to this Offer or the Merger.

     Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Chapter 13 of California Law, may have certain rights to dissent and to require the Company to purchase their Shares for cash at fair market value. In general, holders of Shares will be entitled to exercise "dissenters' rights" under California Law only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of California Law will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under California Law relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the Merger. The value so determined could be more or less than the Merger Consideration.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it.

Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

     12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, call, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than the issuance of Shares upon the exercise of the Existing Stock Options granted under the Stock Incentive Plans and outstanding on the date of the Merger Agreement and in accordance with the terms of such Existing Stock Options as of the date of the Merger Agreement. See Section 11. In addition, the Company will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for regular quarterly dividends on Shares not in excess of $0.08 per Share or dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

     If, on or after July 3, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer other than regular quarterly dividends on the Shares declared and paid at times consistent with past practice and in an amount not in excess of $0.08 per Share, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer and the Stock Option, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. Parent intends to seek the delisting of the Shares by the NYSE following consummation of the Offer.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares (or of a unit of trading if less than 100 Shares) should fall below 1,200, the number of publicly-held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly-held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of June 30, 1997, there were 12,229,100 Shares outstanding, held by approximately 1,918 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

     The Shares are currently "margin securities", as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition has been satisfied, (ii) any waiting period under the HSR Act applicable to the purchase of the shares pursuant to the Offer or the Stock Option Agreement shall have expired or been terminated and (iii) the satisfaction of any applicable foreign competition and antitrust statutes and regulations, including the approval of the German Federal Cartel Office pursuant to the German Act Against Restraint of Competition. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or, subject to applicable rules and regulations of the Commission, the payment therefor, any of the following events occur (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of the Merger Agreement):

          (a) any order, preliminary or permanent injunction, decree, judgment or ruling in any suit, action or proceeding is entered that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the acquisition by Parent or Purchaser of any Shares under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its obligations under the Merger Agreement or the consummation of any purchase of Shares contemplated by the Merger Agreement, (ii) prohibits or limits the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or compels the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or the Merger, (iii) imposes material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company or (iv) prohibits Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole; or

          (b) any Law is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (iv) of paragraph (a) above; or

          (c) any Material Adverse Change (as defined in the Merger Agreement) has occurred; or

          (d) (i) the Board or any committee thereof withdraws or modifies in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger

     Agreement, or approves or recommends any Acquisition Proposal or (ii) the Company enters into any agreement to consummate any Acquisition Proposal; or

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality are not true and correct or any such representations and warranties that are not so qualified are not true and correct in any respect that is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement), in each case at the date of the Merger Agreement and at the scheduled expiration of the Offer; or

          (f) the Company fails to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (g) (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index),
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Federal Republic of Germany,
     (iii) commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Federal Republic of Germany which in any case is reasonably expected to have a Material Adverse Effect or to materially adversely affect Parent's or Purchaser's ability to complete the Offer or the Merger or materially delay the consummation of the Offer, the Merger or both or (iv) in case of any of the foregoing existing on the date of the Merger Agreement, material acceleration or worsening thereof, occurs and continues to exist for at least three business days; or

          (h) the Merger Agreement is invalidated or terminated.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

     15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14.

     State Takeover Laws. The Company's principal executive offices are located in, and the Company is incorporated under the laws of, the State of California, which currently has no takeover statute that would apply to the Offer or to the Merger. However, there can be no assurances that California will not, prior to the completion of the Offer, adopt such a statute. Under California Law, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. The purpose of the Offer is to obtain 90% or more of the Shares (on a fully diluted basis) and to enable Parent and Purchaser to acquire control of the Company.

     In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding on a fully diluted basis are acquired by Purchaser pursuant to the Offer and the Stock Option Agreement, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer). In the event that Purchaser acquires the Revised Minimum Number of Shares, it may have, as a practical matter the ability to ensure approval of the Merger by the Company's shareholders.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stock Option Agreement are subject to such requirements. See Section 2.

     Pursuant to the HSR Act, VEBA intends to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stock Option Agreement with the Antitrust Division and the FTC on or about July 17, 1997. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Assuming such filing is made on such date, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on August 1, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If Purchaser acquires 50% or more of the Shares in the Offer, then no separate waiting period would apply to the subsequent purchase of Shares pursuant to the Stock Option. Pursuant to the HSR Act, VEBA intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from VEBA or the Company with respect to the Offer or the Stock Option Agreement, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by VEBA or the Company with such request. Thereafter, the FTC or the Antitrust Division must obtain a court order to prevent Purchaser from consummating the acquisition of Shares pursuant to the Offer. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer or the Stock Option Agreement. At any time before or after the purchase of Shares pursuant to the Offer or the Stock Option Agreement by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Stock Option Agreement or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of VEBA, Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to VEBA and Parent relating to the businesses in which VEBA, Parent, the Company and their respective subsidiaries are engaged, VEBA, Parent and Purchaser believe that neither the Offer nor the Stock Option Agreement will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Stock Option Agreement on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     Foreign Laws. According to publicly available information, the Company also owns property and conducts business in a number of other countries and jurisdictions, including Germany, the United Kingdom, France, Sweden, Finland and Denmark. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date.

     The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Goldman Sachs are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay Goldman Sachs a fee of $5,000,000 in the event that Parent acquires at least 50% of the Shares or assets of the Company or, in certain circumstances, determines to proceed with the acquisition with a view to achieving a business combination with the Company. If the Merger Agreement is terminated under circumstances requiring the Company to pay a Termination Fee to Parent, Parent has agreed to pay to Goldman Sachs an amount equal to 25% of such Termination Fee. Parent has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by Goldman Sachs, including the reasonable fees and expenses of legal counsel, and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and ChaseMellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $15,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER

TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, VEBA, Parent and Purchaser have filed with the Commission the
Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                                EBV ELECTRONICS INC.

July 9, 1997

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                               VEBA AND PURCHASER

     1. Directors and Executive Officers of VEBA. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of VEBA. Unless otherwise indicated, the current business address of each person is VEBA, Bennigsenplatz 1, D-40474, Dusseldorf, Germany. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with VEBA.

   NAME AND CURRENT BUSINESS               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
            ADDRESS                             AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------    ---------------------------------------------------------
SUPERVISORY BOARD
Hermann Josef Strenger..........    Chairman of the Supervisory Board, Bayer AG
                                    Chairman of the Supervisory Board (since 1993)
Bayer AG, Kaiser-Wilhelm-
Allee, Gebaude Q 26, 51368
Leverkusen, Germany

Hans Berger(1)..................    1st Chairman, Industriegewerkschaft Bergbau and Energie
Industriegewerkschaft Berbau und    Deputy Chairman of the Supervisory Board (since 1996)
Energie, Alte Hattinger Strasse
19, 44789 Bochum, Germany

Dr. Marcus Bierich..............    Chairman of the Supervisory Board,
Robert Bosch GmbH, Robert-          Robert Bosch GmbH (since 1994); Managing Director
Bosch-Platz 1, 70839 Gerlingen-     Robert Bosch GmbH (through 1993)
Schillerhohe, Stuttgart, Germany

Ralf Blauth(1)..................    Industrial Clerk, HULS AG
HULS AG, Paul-Baumann-
Str. 1, 45764 Marl, Germany
Dr. Rolf-E. Breuer..............    Spokesman of the Board of Management,
Deutsche Bank AG,                   Deutsche Bank AG
Taunusanlage 12, 60325
Frankfurt, Germany

Dr. Gerhard Cromme..............    Chairman of the Board of Management, Fried.
Fried. Krupp AG Hoesch-Krupp,       Krupp AG Hoesch-Krupp
Altendorfer Strasse 103, 45143
Essen, Germany

Rainer Ducker(1)................    Power plant worker, PREUSSENELEKTRA AG
PREUSSENELEKTRA AG,
Betriebsstelle Lubeck,
Bargerbruck 4, 23617
Stockelsdorf, Germany and
Tresckowstrasse 5, 30457
Hannover, Germany

Hartmut Kaminski(1).............    Lathe operator, VEBA Kraftwerke Ruhr AG
VEBA Kraftwerke Ruhr AG,
Bergmannsgluckstrasse 41-43,
45896 Gelsenkirchen-Buer,
Germany

   NAME AND CURRENT BUSINESS               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
            ADDRESS                             AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------    ---------------------------------------------------------
Dr. Horst Klose.................    Vice President, Deutsche Schutzvereinigung
Deutsche Schutzvereinigung fur      fur Wertpapierbesitz e.V.
Wertpapierbesitz e.V., MERO-
Firmengruppe, Leitengraben 2,
97084 Wurzburg, Germany

Dr. h.c. Andre Leysen...........    Chairman of the Administrative Board,
Geveart N.V., Septestraat 27,       Geveart N.V.
                                    B-2640
Mortsel, Belgium
(a citizen of Belgium)

Dr. Klaus Liesen................    Chairman of the Supervisory Board,
Ruhrgas AG, Huttropstrasse 60,      Ruhrgas AG
45138 Essen, Germany                Chairman of the Board of Management, Ruhrgas AG (through
                                    1996)

Helga Lissek-Roza(1)............    Archivist, Parent
Raab Karcher AG, Rudolf-v.-
Bennigsen-Foerder-Platz 1,
45131 Essen, Germany

Herbert Mai(1)..................    Chairman, Gewerkschaft Offentliche Dienste,
Gewerkschaft Offentliche            Transport and Verkehr (since 1995); District
Dienste, Transport und Verkehr,     Chairman, Gewerkschaft Offentliche Dienste,
Theodor-Heuss-Strasse 2, 70174      Transport and Verkehr Hessen (through 1995)
Stuttgart, Germany

Dagobert Millinghaus(1).........    Accounting and administration manager,
BRENNTAG AG, Humboldtring 15,       BRENNTAG AG
45472 Mulheim/Ruhr, Germany

Hubertus Schmoldt(1)............    Chairman, Industriegewerkschaft
Industriegewerkschaft Chemie-       Chemie-Papier-Keramik (since 1995)
Papier Keramik, Konigsworther       Member of Management Board,
Platz 6, 30167                      Industriegewerkschaft Chemie-Papier-Keramik
Hannover, Germany                   (through 1995)

Dr. Henning Schulte-Noelle......    Chairman of the Board of Management,
Allianz AG, Koniginstrasse 28,      Allianz AG
80802 Munchen, Germany

Kurt F. Viermetz................    Vice Chairman, J.P. Morgan & Co. Inc.
J.P. Morgan & Co Inc.,
60 Wall Street, 20th Floor,
New York, New York 10260
(a citizen of the United States
  of America)

Dr. Bernd Voss..................    Member of the Board of Management,
Dresdner Bank AG                    Dresdner Bank AG
Jurgen-Ponto-Platz 1, 60329
Frankfurt/Main, Germany

Dr. Peter Weber(1)..............    Director of the Legal Department, HULS AG
HULS AG, Paul-Baumann-Strasse 1,
45764 Marl, Germany

Kurt Weslowski(1)...............    Chemical Worker, VEBA OEL AG
VEBA OEL AG, Pawiker Strasse 30,
45896 Gelsenkirchen, Germany
---------------
(1) Elected by the employees.

   NAME AND CURRENT BUSINESS               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
            ADDRESS                             AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------    ---------------------------------------------------------
MANAGEMENT BOARD

Ulrich Hartmann.................    Chairman of the Board of Management (since 4/1993);
                                    Member of the Board of Management

Wilhelm Bonse-Geuking...........    Member of the Board of Management (since 1995); Chairman
                                    of the Board of Management of VEBA OEL AG (since 1995);
                                    Member of the Board of Management of VEBA OEL AG,
                                    Gelsenkirchen (through 1994)

Dr. Hans Michael Gaul...........    Member of the Board of Management; Vice Chairman of the
                                    Board of Management of PREUSSENELEKTRA AG, Hannover
                                    (since 1993); Member of the Board of Management of
                                    PREUSSENELEKTRA AG, Hannover (through 1993)

Dr. Hans-Dieter Harig...........    Member of the Board of Management; Chairman of the Board
                                    of Management of PREUSSENELEKTRA AG, Hannover (since
                                    1993); Chairman of the Board of Management of VEBA
                                    KRAFTWERKE RUHR AG, Gelsenkirchen (through 1993)

Dr. Hermann Kramer..............    Member of the Board of Management; Chairman of the Board
                                    of Management of PREUSSENELEKTRA AG, Hannover (through
                                    1993)

Dr. Manfred Kruper..............    Member of the Board of Management (since 7/96); Member of
                                    the Board of Management of VEBA OEL AG, Gelsenkirchen
                                    (through 6/96)

Georg Kulenkampff...............    Member of the Board of Management (since 7/96); Chairman
                                    of the Board of Management of Raab Karcher AG, Essen
                                    (since 7/96); Member of the Board of Management of Raab
                                    Karcher AG, Essen (through 6/1996)

Helmut Mamsch...................    Member of the Board of Management (since 1993); Chairman
                                    of the Board of Management of STINNES AG, Mulheim (since
                                    7/96); Chairman of the Board of Management of Raab
                                    Karcher AG, Essen (through 6/96)

Dr. Erhard Meyer-Galow..........    Member of the Board of Management (since 1993); Chairman
                                    of the Board of Management of HULS AG, Marl (since 1993);
                                    Member of the Board of Management of STINNES AG, Mulheim
                                    (through 1993)

     2. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment and employment history for the past five years for each of the directors and executive officers of Purchaser. Unless otherwise indicated, the current business address of each person is c/o Purchaser, Rudolf-v.-Bennigsen-Foerder-Platz 1, 45131 Essen, Germany. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years, and each such person does not beneficially own Shares. Each such person is a citizen of the

Federal Republic of Germany except Michael J. Rohleder, who is a citizen of the United States of America and Colin Stevens, who is a citizen of the United Kingdom.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
     NAME AND CURRENT BUSINESS ADDRESS                AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------    --------------------------------------------
Dr. Ferdinand Pohl..........................    Member of Management Board of Parent
Michael J. Rohleder,........................    President and Chief Executive Officer of
Raab Karcher North America,                     Raab Karcher North America (since 1996)
9980 Huennekens, San Diego, CA 92121            President of Insight Electronics, Inc.
                                                (through 1996)

Colin Stevens,..............................    Finance Director of Memec Plc
Memec Plc, 17 Thame
Park Road, Thame,
OX93D, United Kingdom

Gunther Beuth...............................    Member of Management Board and Deputy
                                                Chairman Member of Management Board and
                                                Chief Financial Officer of Parent.

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          By Mail:                        By Hand:                  By Overnight Courier:
   ChaseMellon Shareholder         ChaseMellon Shareholder         ChaseMellon Shareholder
      Services, L.L.C.                Services, L.L.C.                Services, L.L.C.
         PO Box 3301              120 Broadway, 13th Floor       85 Challenger Road -- Mail
      South Hackensack,                   New York,                      Drop-Reorg
      New Jersey 07606                 New York 10271                 Ridgefield Park,
    Attn: Reorganization            Attn: Reorganization              New Jersey 07660
         Department                      Department                 Attn: Reorganization
                                                                         Department

                                        By Facsimile:
                                       (201) 329-8936

                                    Confirm by Telephone:
                                       (201) 296-4860

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     (LOGO)

                           Toll Free: (800) 223-2064

                               Wall Street Plaza
                            New York, New York 10005
                       Bankers and Brokers call collect:
                                 (212) 440-9800
                           All others call toll free:
                                 (800) 223-2064

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                                 (800) 323-5678